September 2, 2009
Dell Inc.
One Dell Way
Round Rock, Texas 78682
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
RE: Non-Disclosure Agreement
Ladies and Gentlemen:
     To facilitate discussions relating to a possible acquisition (the “Proposed Transaction”) of Perot Systems Corporation, a Delaware corporation (“Company”), by Dell Inc., a Delaware corporation (“Dell”), each company expects to make available to the other certain non-public information concerning their respective businesses, financial condition, operations, assets and liabilities. Each of Company and Dell agree that any Evaluation Information (as defined below) furnished by the other company shall be governed by the terms and conditions of this Letter Agreement (the “Agreement”). The party receiving such Evaluation Information shall be deemed to be the “Receiving Company” and the party furnishing such Evaluation Information shall be deemed to be the “Disclosing Company” for the purposes of this Agreement. As used in this Agreement, “Representatives” of any party shall mean the subsidiaries and affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of such party and the respective directors, officers, employees, representatives, advisors or agents of such party and of such subsidiaries and affiliates.
1.	Evaluation Information. For the purpose of this Agreement, the term “Evaluation Information” shall mean any and all information which concerns or relates to the Disclosing Company or the Proposed Transaction, whether oral, written or electronic, that is furnished by the Disclosing Party or its Representatives prior to, on or after the date hereof to the Receiving Company or any of its Representatives, as well as any reports, analyses, compilations, data, studies, or other documents developed or prepared by the Receiving Company or its Representatives that include, incorporate, refer to, reflect or are based in whole or in part on any such information; provided that notwithstanding the foregoing, Evaluation Information shall not include any information which (a) was already known to the Receiving Company; (b) was or is independently developed or derived by the Receiving Company or its Representatives without reliance on the Evaluation Information; (c) is now or hereafter becomes generally available to the public other than as a consequence of a breach of obligations under this Agreement; or (d) is now or becomes available to the Receiving Company on a nonconfidential basis from a source (other than the Disclosing Company) if, to the Receiving Company’s knowledge, such source was not subject to any confidentiality obligation or other prohibition against disclosing such information to the Receiving Company.

2.	Use of Evaluation Information. All Evaluation Information (a) will be used by the Receiving Party and its Representatives solely for the purpose of evaluating and negotiating the Proposed Transaction and (b) such information will be held in confidence and not disclosed by the Receiving Company or its Representatives to any person other than the Receiving Party and its Representatives who need to know the Evaluation Information to evaluate or negotiate the Proposed Transaction. The Receiving Party shall inform its Representatives of the confidential nature of the Evaluation Information and the requirement that it not be used or disclosed other than for the purpose described in the preceding sentence. The Receiving Party shall cause its Representatives not to disclose the Evaluation Information on the same basis as if such Representative were a party hereto as a condition of receiving the Evaluation Information. In any event, the Receiving Party shall be responsible for any breach of this agreement by any of its Representatives.

3.	Non-Disclosure. Without the prior written consent of the other party, each party agrees that it and its Representatives will not disclose to any other person (other than to its Representatives who need to know the Evaluation Information to evaluate or negotiate the Proposed Transaction) the fact that the parties have entered into this Agreement, that discussions or negotiations are taking place concerning the Proposed Transaction, any of the terms, conditions or other facts with respect to the Proposed Transaction (including, without limitation, the status thereof), or that either party has requested or received Evaluation Information from the other party. The term “person” as used in this Agreement shall be interpreted broadly to include any corporation, company, governmental agency or body, entity, partnership, group or individual.

4.	Required Disclosure. In the event that the Receiving Company or any of its Representatives are requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand, other demand or request by a governmental agency) to disclose any Evaluation Information (or to disclose that any investigation, discussions or negotiations are taking, have taken or will take place concerning the Proposed Transaction), the Receiving Company shall provide the Disclosing Company with prompt prior written notice of such request or requirement so that the Disclosing Company or any of its Representatives may seek (at its sole cost) an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Company or its Representatives, as the case may be, are nonetheless legally compelled or required to make any such disclosure of Evaluation Information to any person, the Receiving Company or its Representatives, as the case may be, may, without liability hereunder, disclose to such person only that portion of the Evaluation Information that the Receiving Company or its Representatives, as the case may be, is legally required to be disclosed, provided that the Receiving Company or its Representatives, as the case may be, will use commercially reasonable efforts to assist the Disclosing Company, at the Disclosing Company’s expense, in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Information.

5.	Intellectual Property Rights. No party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes as set forth in this Agreement. Subject to the obligations of this Agreement and the Exclusivity Agreement entered into between Company and Dell on or about the date hereof (the “Exclusivity Agreement”), no party will be precluded from independently developing technology.

6.	Termination of Discussions. If either party decides that it does not wish to proceed with discussions or negotiations relating to the Proposed Transaction it shall promptly inform the other party, and thereafter, or at any time upon the request of the Disclosing Company for any reason, the Receiving Company will promptly (and in no event later than 14 business days after the request therefor), at the Receiving Company’s option, either destroy or deliver to the Disclosing Company all Evaluation Information (and any copies thereof) and direct its Representatives to do the same (and an officer of the Receiving Company will confirm in writing to the Disclosing Company its compliance with this provision), and in no event shall either party be obligated to disclose or provide the Evaluation Information prepared by it or its Representatives to the other party. Notwithstanding the foregoing, (i) a single copy of each item returned or destroyed may be retained in the files of the Receiving Company’s outside counsel for the sole purpose of resolving any disputes that may arise under this Agreement, (ii) the Receiving Party’s accountants may retain in confidence a file copy of their work papers and final report to the Receiving Party solely for the purpose of complying with their professional obligations, and (iii) the Receiving Party may retain information that is maintained on routine computer system backup tapes, disks or other backup storage devices; provided that in the case of (i) – (iii) above, such information is not used or disclosed except in accordance with the terms of this Agreement for a period of 5 years (without regard to the termination pursuant to Section 18).

Each party and its Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder upon the return or destruction of the Evaluation Information.

7.	No Solicitation and Hiring. Each party hereby agrees that, for a period of 12 months from the date hereof, neither it nor any of its affiliates will, without obtaining the prior written consent of the other party, solicit to employ or employ any of the officers or key employees of such other party with whom it had contact in connection with its evaluation of the Proposed Transaction; provided, however, that the foregoing shall not preclude a party from hiring any such officer or key employee (i) who is no longer employed by the other party and solicits employment with such other party or (ii) as result of general solicitations for employees not specifically targeted at employees of such other party.

8.	Standstill. Except in connection with the Proposed Transaction as contemplated in the Exclusivity Agreement, until the expiration of one year from the date hereof, neither party nor any of its controlled affiliates shall, without the prior consent or invitation of the Board of Directors of the other party, directly or indirectly, (a) acquire or otherwise become the beneficial owner of any voting securities or rights to acquire any voting securities of the other party; (b) commence any tender or exchange offer for any voting securities of the other party; (c) participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or otherwise with respect to any voting securities of the other party; (d) make any public announcement with respect to any proposal for or offer of any extraordinary transaction involving the other party or any of its securities or assets; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party; (f) take any action which might cause or require it or the other party to make a public announcement regarding any of the types of matters set forth in this paragraph; or (g) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the other party. Each party agrees during such period not to request the other party (or its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). The provisions of this paragraph shall not apply with respect to actions regarding any person that acquires any of the securities, businesses or assets of either party. This paragraph 8 shall terminate with respect to a party if a person (other than the other party or an affiliate of the other party) acquires, enters an agreement to acquire, or publicly proposes to acquire, directly or indirectly, by tender or exchange offer, merger or otherwise, more than 50% of the voting securities of the first party (that is, the securities of the first party that are entitled generally to vote in the annual election of directors), or otherwise acquires, or enters into an agreement to acquire, or publicly proposes to acquire, the ability to control the management or policies of the first party, or enters into an agreement to acquire all or substantially all of the assets of the first party, or commences a solicitation of proxies referred to in clause (c) above. This paragraph 8 shall not restrict either party from engaging in any lawful acquisition of shares of common stock of the other party on the Nasdaq Stock Market or the New York Stock Exchange in the ordinary course of business if such acquiring party, together with its subsidiaries and persons acting in concert with such party or its subsidiaries do not beneficially own (as such term is used under the Securities Exchange Act of 1934, as amended) 2.5% or more of the outstanding common stock of the other party.

9.	Securities Laws. Each party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.	Privilege, Etc. Each party acknowledges that the other party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Evaluation Information. The Disclosing Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Evaluation

Information pursuant to this Agreement. The parties (a) share a common legal and commercial interest in such Evaluation Information, (b) are or may become joint defendants in proceedings to which such Evaluation Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Evaluation Information relates. In furtherance of the foregoing, neither party will claim or contend, in proceedings involving either party, that the Disclosing Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Evaluation Information pursuant to this Agreement.

11.	Injunctive Relief. Both parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaching party would suffer irreparable harm as a result of any such breach. Accordingly, the non-breaching party will be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement, and each party hereto hereby waives (a) any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief and (b) the need to post any bond that may be required in connection with the granting of such an injunction or other equitable relief. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Company or Dell has breached this Agreement, the breaching party will be liable for, and will pay to the non-breaching party the reasonable legal fees incurred by them in connection with such litigation (including, without limitation, any appeal relating thereto).

12.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against such party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

13.	No Agreement as to Transaction. The execution of this Agreement shall not be deemed to constitute an agreement or commitment on the part of either party to enter into any type of transaction with the other party, including, without limitation, the Proposed Transaction. The Receiving Company understands, acknowledges and agrees that none of the Disclosing Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Information. The Receiving Company agrees that none of the Disclosing Company or any of its Representatives shall have any liability to the Receiving Company or to any of its Representatives relating to or resulting from the use of the Evaluation Information or any errors therein or omissions therefrom, except as may be provided in any definitive agreement regarding the Proposed Transaction. Only those representations or warranties which are made in a final definitive agreement regarding the Proposed Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

14.	No Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the non-assigning party and any such assignment without such prior written consent shall be null and void; provided that the successors and assigns of the parties will be bound by this Agreement.

15.	Entire Agreement. This Agreement may be amended, modified or supplemented only pursuant to a written instrument signed by the parties hereto. It is understood and agreed that no failure or delay by any party in exercising any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. This Agreement, together with the Exclusivity Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, this Agreement does not supersede any existing confidentiality agreements, non-disclosure agreements or other similar agreements between Company and Dell entered into with respect to any subject matter other than the subject matter hereof.

16.	Severability. In the event that any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under present or future laws effective during the effective term of any such provision (a) such invalid, illegal or unenforceable provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) if the rights or obligations of the parties under this Agreement shall not be materially and adversely affected thereby, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

17.	Headings. Headings and section titles in this Agreement are included herein for ease of reference only and have no legal effect.

18.	Termination. Except as expressly provided herein or with respect to materials referenced in Section 10, this Agreement shall terminate upon the 2.5 year anniversary of the date hereof.

19.	Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or PDF) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Please sign and return this Agreement acknowledging your agreement with its terms and conditions.

DELL INC.		PEROT SYSTEMS CORPORATION

By:	/s/ Lawrence P. Tu	By:	/s/ Russell Freeman

Name:	Lawrence P. Tu	Name:	Russell Freeman

Title:	Senior Vice President, General Counsel and Secretary	Title:	Chief Operating Officer

Date: September 2, 2009		Date: September 2, 2009